EXHIBIT (j)






              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated October 19, 2000 on the financial statements and financial highlights of Merriman Investment Trust (comprised of Merriman High Yield Fund (formerly Flexible Bond Fund, Merriman Growth & Income Fund, Merriman Capital Appreciation Fund, Merriman Asset Allocation Fund and Merriman Leveraged Growth Fund). Such financial statements and financial high-lights appear in the 2000 Annual Report to Shareholders which appears in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of Merriman Investment Trust. We also consent to the references to our Firm in the Registration Statement and Prospectus.

                                                TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
December 20, 2000